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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARDIONET (DELAWARE), INC.

Arie Cohen certifies that:

        ONE:    The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was April 18, 2007.

        TWO:    He is the duly elected and acting Chief Executive Officer of CardioNet (Delaware), Inc., a Delaware corporation (the "Corporation").

        THREE:    The Certificate of Incorporation of the Corporation is amended and restated to read as follows:

I.

        The name of the Corporation is CardioNet (Delaware), Inc.

II.

        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

IV.

        1.     Authorized Shares.    The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is sixty-nine million (69,000,000) shares, fifty million (50,000,000) shares of which shall be Common Stock (the "Common Stock") and nineteen million (19,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

        2.     Increases or Decreases in Common Stock.    Subject to Article IV, Section 5.5 below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation (voting together on an as-if-converted basis).

        3.     Designation of Series.    There is hereby provided six series of Preferred Stock designated and to be known respectively as "Series A Preferred", "Series B Preferred", "Series C Preferred", "Series D Preferred", "Series D-1 Preferred" and "Mandatorily Convertible Preferred" (Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred are sometimes referred to herein collectively as "Series B, C, D and D-1 Preferred" or in the alternative as "Series B, C, D or D-1 Preferred").

        4.     Number of Shares.    The number of shares constituting Series A Preferred shall be 1,563,248, the number of shares constituting Series B Preferred shall be 4,720,347, the number of shares constituting Series C Preferred shall be 10,399,011, the number of shares constituting Series D

Preferred shall be 1,000,000, the number of shares constituting the Series D-1 Preferred shall be 964,197 and the number of shares constituting Mandatorily Convertible Preferred shall be 114,883.

        5.     Rights, Preferences, Privileges and Restrictions.    The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

          5.1   Dividends.

            (a)   Mandatorily Convertible Preferred.

                (i)  The holders of record of the Mandatorily Convertible Preferred shall be entitled to receive dividends out of funds legally available therefor, to be paid quarterly in arrears on each three-month anniversary (each, a "Dividend Payment Date") of March 8, 2007 (the "Original Issuance Date") in preference and priority to any payment of any dividend on the Series D-1 Preferred, the Series D Preferred, the Series C Preferred, the Series B Preferred, the Series A Preferred or the Common Stock of the Corporation for such three-month period. Such dividends shall accrue daily and shall be computed on the basis of a 360-day year comprised of twelve 30-day months, at a rate equal to (a) during the period beginning on the Original Issuance Date and ending on the day immediately prior to the second anniversary thereof, five percent (5%) per annum (subject to any increase in such rate as provided in subsections (ii) or (iii) below) of the sum of (i) the Mandatorily Convertible Preferred Original Issue Price plus (ii) all unpaid dividends on such share of Mandatorily Convertible Preferred at the rate specified in this Section 5.1 that had accrued as of the most recent Dividend Payment Date, whether or not such dividends have been declared, plus (iii) any additional dividends declared and unpaid on such share of Mandatorily Convertible Preferred (the "Dividend Adjusted Mandatorily Convertible Preferred Original Issue Price") or (b) during the period commencing on the second anniversary of the Original Issuance Date, ten percent (10%) per annum (subject to any increase in such rate as provided in subsections (ii) or (iii) below) of the Dividend Adjusted Mandatorily Convertible Preferred Original Issue Price. In the event that any Dividend Payment Date occurs on a date which is not a business day, then the dividends that would otherwise have been payable on such Dividend Payment Date shall be paid on the next succeeding business day and will be treated for all purposes as though they were paid on the original Dividend Payment Date and no additional dividends will accrue for such period beginning at the Dividend Payment Date and ending on the next succeeding business day. During the period beginning on the Original Issuance Date and ending on the second anniversary thereof, the Corporation shall have the option to pay any required dividend payment on the Mandatorily Convertible Preferred in cash to the extent the Corporation has funds legally available therefore. To the extent such dividend payment is not paid in cash, such dividend payment shall be paid upon the conversion or redemption of such shares of Mandatorily Convertible Preferred in accordance with this Amended and Restated Certificate of Incorporation. If, during the period commencing on the Original Issuance Date and ending on the second anniversary thereof, the Corporation elects to pay any dividends on the Mandatorily Convertible Preferred in cash, the Corporation shall provide each holder of Mandatorily Convertible Preferred with at least 20 business days' prior written notice of the date such dividends shall be paid in cash by the Corporation. The Corporation shall be required to pay all dividends that accrue on the Mandatorily Convertible Preferred following the second anniversary of the Original Issuance Date in cash to the extent the Corporation has funds legally available therefore. To the extent that the Corporation does not have sufficient funds legally available for the payment of any dividend payment required to be made pursuant to this paragraph following the second anniversary of the Original Issuance Date, it shall pay such dividend to the holders of the Mandatorily Convertible Preferred on a pro rata basis (based on the portion of such dividend payable to them) to the extent possible and shall pay the remainder of such dividend (or any portion thereof) as soon as sufficient funds are legally available. All cash payments of dividends by the Corporation on shares of Mandatorily Convertible Preferred shall be paid in United States dollars by check drawn on an account maintained at a bank in the City of New York, or if the amount to be paid to any single holder is in excess of $2,000,000, by wire transfer to an account maintained by such holder at a bank located in the City of New York. The record date for the payment of dividends on the Mandatorily Convertible Preferred shall be the date 15 calendar days prior to each Dividend Payment Date, whether or not a business day.

               (ii)  During any period in which a Filing Failure (as defined below) shall have occurred and remain in effect, the applicable per annum rate described in subsection (i) above at which the Mandatorily Convertible Preferred is then accruing dividends shall be increased by one (1) percentage point (e.g., from 5% to 6% of the Dividend Adjusted Mandatorily Convertible Preferred Original Issue Price). During any period in which an Effectiveness Failure (as defined below) shall have occurred and remain in effect, the applicable per annum rate described in subsection (i) above at which the Mandatorily Convertible Preferred is then accruing dividends shall be increased by two (2) percentage points (e.g., from 5% to 7% of the Dividend Adjusted Mandatorily Convertible Preferred Original Issue Price). For purposes of clarification, any increase in the applicable rate at which the Mandatorily Convertible Preferred accrues dividends that results from a Filing Failure or an Effectiveness Failure shall be in addition to, and not in lieu of, any increase in such rate that results from an Effectiveness Failure or Filing Failure, respectively.

             (iii)  Notwithstanding anything to the contrary contained herein, during any period in which a Minor Triggering Event or a Major Triggering Event (each as defined below) shall have occurred and remain in effect, the rate at which the Mandatorily Convertible Preferred shall accrue dividends shall be equal to fifteen percent (15%) per annum of the Dividend Adjusted Mandatorily Convertible Preferred Original Issue Price. For purposes of clarification, the rate set forth in this subsection (iii) shall be in lieu of, and not in addition to, the rates set forth in subsection (i) and any rate increases resulting from a Filing Failure or an Effectiveness Failure as set forth in subsection (ii) above.

    As used herein, "Effectiveness Failure" means that either (i) by the 18-month anniversary of the Original Issuance Date a Qualifying Registration Statement (as defined below) has not been declared effective by the Securities Exchange Commission ("SEC") or (ii) at any time after the 18-month anniversary of the Original Issuance Date the SEC enters, or there continues to be in effect, a stop order with respect to a previously filed Qualifying Registration Statement.

    As used herein, "Filing Failure" means that, at any time after the nine-month anniversary of the Original Issuance Date, the Corporation has not filed with the SEC a Qualifying Registration Statement.

    As used herein, "Qualifying IPO" means the sale by the Corporation of shares of Common Stock in a firm commitment, fully underwritten public offering conducted primarily in the United States through a nationally recognized investment banking firm and pursuant to one or more registration statements under the Securities Act of 1933, as amended (the "Securities Act"), the public offering price of which is not less than $8.95 per share, the total public offering price (that is, before deducting underwriting discounts, commissions and fees) of which, but without regard to any underwriter over-allotment opinion, exceeds $60 million and after which the shares of Common Stock are listed or quoted on the New York Stock Exchange, Inc., the American Stock Exchange or the NASDAQ Global Market.

    As used herein, "Qualifying Registration Statement" means a registration statement on Form S-1 (or any successor form specified by the SEC for the registration under the Securities Act, of the offer and sale of securities for cash) contemplating a transaction that, if completed, would be a Qualifying IPO (regardless of whether such registration statement, as so filed, indicates an estimated total or per share public offering price or price range), including the identification of the book-running underwriter or underwriters.

            (b)   Series D-1 Preferred.    No dividend shall be declared, paid or set aside for payment with respect to the Series D-1 Preferred in any year until dividends have been paid or set apart for payment on the Mandatorily Convertible Preferred for the current year in which a dividend is to be paid on the Series D-1 Preferred. In the event that the Board of Directors shall have declared and paid, or set apart for payment, all dividends on the Mandatorily Convertible Preferred at the rate specified in Section 5.1(a) for the then current fiscal year and shall elect to declare additional dividends in that fiscal year out of funds legally available therefor, the holders of record of the Series D-1 Preferred shall be entitled to receive dividends, when and if declared by the Board of Directors of the Corporation out of funds legally available therefor, at a per share rate equal to Twenty Eight Cents ($0.28) per fiscal year (as proportionately adjusted for any stock dividend, combinations, splits, and other recapitalizations), payable in preference and priority to any payment of any dividend on the Series D Preferred, the Series C Preferred, the Series B Preferred, the Series A Preferred or the Common Stock of the Corporation for such year; provided, however, that such a dividend on the Series D-1 Preferred shall require the vote or written consent of a majority of the outstanding Common Stock and Series A Preferred Stock, voting together as a single class. No dividend rights shall accrue to holders of the Series D-1 Preferred when dividends on said shares are not declared in any year or years (except as is provided in Section 5.2(b) below).

            (c)   Series D Preferred.    No dividend shall be declared, paid or set aside for payment with respect to the Series D Preferred in any year until dividends have been paid or set apart for payment on the Mandatorily Convertible Preferred and the Series D-1 Preferred for the current year in which a dividend is to be paid on the Series D Preferred. In the event that the Board of Directors shall have declared and paid, or set apart for payment, all dividends on the Mandatorily Convertible Preferred and the Series D-1 Preferred at the rates specified in Sections 5.1(a) and 5.1(b) for the then current fiscal year and shall elect to declare additional dividends in that fiscal year out of funds legally available therefor, the holders of record of the Series D Preferred shall be entitled to receive dividends, when and if declared by the Board of Directors of the Corporation out of funds legally available therefor, at a per share rate equal to Eighty Cents ($0.80) per fiscal year (as proportionately adjusted for any stock dividend, combinations, splits, and other recapitalizations), payable in preference and priority to any payment of any dividend on the Series C Preferred, the Series B Preferred, the Series A Preferred or the Common Stock of the Corporation for such year; provided, however, that such a dividend on the Series D Preferred shall require the vote or written consent of a majority of the outstanding Common Stock and Series A Preferred Stock, voting together as a single class. No dividend rights shall accrue to holders of the Series D Preferred when dividends on said shares are not declared in any year or years (except as is provided in Section 5.2(c) below).

            (d)   Series C Preferred.    No dividend shall be declared, paid or set aside for payment with respect to the Series C Preferred in any year until dividends have been paid or set apart for payment on the Mandatorily Convertible Preferred, the Series D-1 Preferred and the Series D Preferred for the current fiscal year in which a dividend is to be paid on Series C Preferred. In the event that the Board of Directors shall have declared and paid, or set apart for payment, all dividends on the Mandatorily Convertible Preferred, the Series D-1 Preferred

    and the Series D Preferred at the rates specified in Sections 5.1(a), 5.1(b) and 5.1(c) for the then current fiscal year and shall elect to declare additional dividends in that fiscal year out of funds legally available therefor, the holders of record of the Series C Preferred shall be entitled to receive dividends, when and if declared by the Board of Directors of the Corporation out of funds legally available therefor, at a per share rate equal to Twenty Eight Cents ($0.28) per fiscal year (as proportionately adjusted for any stock dividend, combinations, splits, and other recapitalizations), payable in preference and priority to any payment of any dividend on the Series B Preferred, the Series A Preferred or the Common Stock of the Corporation for such year; provided, however, that such a dividend on the Series C Preferred shall require the vote or written consent of a majority of the outstanding Common Stock and Series A Preferred, voting together as a single class. No dividend rights shall accrue to holders of the Series C Preferred when dividends on said shares are not declared in any year or years (except as is provided in Section 5.2(d) below).

            (e)   Series B Preferred.    No dividend shall be declared, paid or set aside for payment with respect to the Series B Preferred in any year until dividends have been paid or set apart for payment on the Mandatorily Convertible Preferred, the Series D-1 Preferred, the Series D Preferred and the Series C Preferred for the current fiscal year in which a dividend is to be paid on the Series B Preferred. In the event that the Board of Directors shall have declared and paid, or set apart for payment, all dividends on the Mandatorily Convertible Preferred, the Series D-1 Preferred, the Series D Preferred and the Series C Preferred at the rates specified in Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d) for the then current fiscal year and shall elect to declare additional dividends in that fiscal year out of funds legally available therefor, the holders of record of the Series B Preferred shall be entitled to receive dividends, when and if declared by the Board of Directors of the Corporation out of funds legally available therefor, at a per share rate equal to Twelve Cents ($0.12) per fiscal year (as proportionately adjusted for any stock dividend, combinations, splits, and other recapitalizations), payable in preference and priority to any payment of any dividend on the Series A Preferred or the Common Stock of the Corporation for such year; provided, however, that such a dividend on the Series B Preferred shall require the vote or written consent of a majority of the outstanding Common Stock and Series A Preferred, voting together as a single class. No dividend rights shall accrue to holders of the Series B Preferred when dividends on said shares are not declared in any year or years (except as is provided in Section 5.2(e) below).

            (f)    Series A Preferred.    No dividends shall be paid on the Series A Preferred.

            (g)   Common Stock.    No dividend shall be declared, paid or set aside for payment with respect to the Common Stock in any year, other than dividends payable solely in Common Stock or acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer, until dividends have been paid or set apart for payment on the Mandatorily Convertible Preferred and the Series B, C, D and D-1 Preferred for the current fiscal year in which a dividend is to be paid on the Common Stock. In the event that the Board of Directors shall have declared and paid, or set apart for payment, all dividends on the Mandatorily Convertible Preferred and the Series B, C, D and D-1 Preferred at the rates specified in Sections 5.1(a), (b), (c), (d) and (e) for the then current fiscal year and shall elect to declare additional dividends in that fiscal year out of funds legally available therefor, such additional dividends shall be declared and paid on Common Stock and on each share of Series B, C, D and D-1 Preferred at the same time as any dividends are declared and paid on the Common Stock in an amount equal to the dividends paid on such number of shares of Common Stock into which such share of Series B, C, D or D-1 Preferred on the record date for such dividend payment is convertible.

            (h)   The holders of the Mandatorily Convertible Preferred and the Series Preferred expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

          5.2   Preference on Liquidation.

            (a)   Mandatorily Convertible Preferred.    In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Mandatorily Convertible Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation's Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred or Common Stock, an amount (as proportionately adjusted for stock splits, stock dividends and other recapitalizations, and hereinafter referred to as the "Mandatorily Convertible Preferred Liquidation Preference") for each share of Mandatorily Convertible Preferred equal to (A) in the event of a liquidation, dissolution or winding up of the Corporation that occurs other than as a result of a Change of Control (as defined below), 100%, or (B) in the event of a liquidation, dissolution or winding up of the Corporation that occurs as a result of a Change of Control, 110%, of the sum of (i) the Mandatorily Convertible Preferred Original Purchase Price (as defined in Section 5.4(a)), plus (ii) all accrued and unpaid dividends on each such share of Mandatorily Convertible Preferred at the rate specified in Section 5.1(a) whether or not such dividends have been declared, plus (iii) any dividends declared and unpaid on each such share of Mandatorily Convertible Preferred. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Mandatorily Convertible Preferred the full Mandatorily Convertible Preferred Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably, according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, among the holders of the Mandatorily Convertible Preferred outstanding as of the date of distribution upon the occurrence of such event.

            (b)   Series D-1 Preferred.    After setting apart and paying in full the Mandatorily Convertible Preferred Liquidation Preference, the holders of Series D-1 Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation's Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Common Stock, an amount (as proportionately adjusted for stock splits, stock dividends and other recapitalizations, and hereinafter referred to as the "Series D-1 Liquidation Preference") for each share of Series D-1 Preferred equal to the sum of (i) the Series D-1 Original Purchase Price (as defined in Section 5.4(a)), plus (ii) all dividends on each such share of Series D-1 Preferred at the rate specified in Section 5.1(b) whether or not such dividends have been declared, plus (iii) any additional dividends declared and unpaid on each such share of Series D-1 Preferred. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series D-1 Preferred the full Series D-1 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution after payment of the Mandatorily Convertible Preferred Liquidation Preference shall be distributed ratably, according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, among the holders of the Series D-1 Preferred outstanding as of the date of distribution upon the occurrence of such event.

            (c)   Series D Preferred.    After setting apart and paying in full the Mandatorily Convertible Preferred Liquidation Preference and the Series D-1 Liquidation Preference, the holders of Series D Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation's Series A Preferred, Series B Preferred, Series C Preferred or Common Stock, an amount (as proportionately adjusted for stock splits, stock dividends and other recapitalizations, and hereinafter referred to as the "Series D Liquidation Preference") for each share of Series D Preferred equal to the sum of (i) the Series D Original Purchase Price (as defined in Section 5.4(a)), plus (ii) all dividends on each such share of Series D Preferred at the rate specified in Section 5.1(b) whether or not such dividends have been declared, plus (iii) any additional dividends declared and unpaid on each such share of Series D Preferred. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series D Preferred the full Series D Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution after payment of the Mandatorily Convertible Preferred Liquidation Preference and the Series D-1 Liquidation Preference shall be distributed ratably, according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, among the holders of the Series D Preferred outstanding as of the date of distribution upon the occurrence of such event.

            (d)   Series C Preferred.    After setting apart and paying in full the Mandatorily Convertible Preferred Liquidation Preference, the Series D-1 Liquidation Preference and the Series D Liquidation Preference, the holders of Series C Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation's Series A Preferred or Series B Preferred or Common Stock, an amount (as proportionately adjusted for stock splits, stock dividends and other recapitalizations, and hereinafter referred to as the "Series C Liquidation Preference") for each share of Series C Preferred equal to the sum of (i) the Series C Original Purchase Price (as defined in Section 5.4(a)), plus (ii) all dividends on each such share of Series C Preferred at the rate specified in Section 5.1(c) whether or not such dividends have been declared, plus (iii) any additional dividends declared and unpaid on each such share of Series C Preferred. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series C Preferred the full Series C Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution after payment of the Mandatorily Convertible Preferred Liquidation Preference, the Series D-1 Liquidation Preference and the Series D Liquidation Preference shall be distributed ratably, according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, among the holders of the Series C Preferred outstanding as of the date of distribution upon the occurrence of such event.

            (e)   Series B Preferred.    After setting apart and paying in full the Mandatorily Convertible Preferred Liquidation Preference, the Series D-1 Liquidation Preference, the Series D

    Liquidation Preference and the Series C Liquidation Preference, the holders of Series B Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation's Series A Preferred or Common Stock, an amount (as proportionately adjusted for stock splits, stock dividends and other recapitalizations, and hereinafter referred to as the "Series B Liquidation Preference") for each share of Series B Preferred equal to the sum of (i) the Series B Original Purchase Price (as defined in Section 5.4(a)), plus (ii) all dividends on each such share of Series B Preferred at the rate specified in Section 5.1(d) whether or not such dividends have been declared, plus (iii) any additional dividends declared and unpaid on each such share of Series B Preferred. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series B Preferred the full Series B Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution after payment of the Mandatorily Convertible Preferred Liquidation Preference, the Series D-1 Liquidation Preference, the Series D Liquidation Preference and the Series C Liquidation Preference shall be distributed ratably, according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, among the holders of the Series B Preferred outstanding as of the date of distribution upon the occurrence of such event.

            (f)    Series A Preferred.    After setting apart or paying in full the Mandatorily Convertible Preferred Liquidation Preference, the Series D-1 Liquidation Preference, the Series D Liquidation Preference, the Series C Liquidation Preference and the Series B Liquidation Preference, the holders of Series A Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation's Common Stock, an amount (as proportionately adjusted for stock splits, stock dividends and other recapitalizations, and hereinafter referred to as the "Series A Liquidation Preference") equal to the Series A Original Purchase Price (as defined in Section 5.4(a)) for each share of Series A Preferred. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred the full amount of the Series A Liquidation Preference, then the entire remaining assets and funds of the Corporation legally available for distribution after payment of the Mandatorily Convertible Preferred Liquidation Preference, the Series D-1 Liquidation Preference, the Series D Liquidation Preference, the Series C Liquidation Preference and the Series B Liquidation Preference shall be distributed ratably, according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, among holders of the Series A Preferred outstanding as of the date of distribution upon the occurrence of such event.

            (g)   Common Stock.    After setting apart or paying in full the preferential amounts due the holders of the Preferred Stock, the remaining assets of the Corporation available for distribution to shareholders, if any, shall be distributed pro rata, on a pari passu basis to the holders of the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred (such shares of Preferred Stock participating on an as-converted basis, entitling the holder of each share of Preferred Stock to participate on the basis of the number of whole shares of Common Stock that said share of Preferred Stock would be convertible into at the time of said distribution); provided, however, that (a) the holders of Series A Preferred shall only be entitled to receive an aggregate amount pursuant to this Section 5.2 (including the Series A Liquidation Preference)

    equal to three (3) times the Series A Original Purchase Price; (b) the holders of the Series B Preferred shall only be entitled to receive an aggregate amount pursuant to this Section 5.2 (including the Series B Liquidation Preference) equal to three (3) times the Series B Original Purchase Price; (c) the holders of the Series C Preferred shall only be entitled to receive an aggregate amount pursuant to this Section 5.2 (including the Series C Liquidation Preference) equal to three (3) times the Series C Original Purchase Price; (d) the holders of the Series D Preferred shall only be entitled to receive an aggregate amount pursuant to this Section 5.2 (including the Series D Liquidation Preference) equal to one and one-half (1 1/2) times the Series D Original Purchase Price; and (e) the holders of the Series D-1 Preferred shall only be entitled to receive an aggregate amount pursuant to this Section 5.2 (including the Series D-1 Liquidation Preference) equal to three (3) times the Series D-1 Original Purchase Price. Thereafter, the remaining assets available for distribution to the Corporation's shareholders shall be distributed solely to the holders of Common Stock.

            (h)   Deemed Liquidations, Dissolutions.

                (i)  The closing or occurrence of any Change of Control shall be deemed a liquidation, dissolution or winding up of the Corporation as those terms are used in subsection (a) of this Section 5.2 and shall entitle the holders of Mandatorily Convertible Preferred to receive at the closing or occurrence of such Change of Control the amounts payable to such holders as specified in subsection (a) above.

               (ii)  Unless the holders of a majority of the Series C Preferred, the Series D Preferred and the Series D-1 Preferred, voting together as a single class, elect otherwise, (i) any acquisition of the Corporation by means of any transaction or series of related transactions (including any merger, consolidation or other form of corporate reorganization) in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring person or entity or a subsidiary thereof, unless the Corporation's shareholders of record immediately prior to such acquisition hold at least 50% of the voting power of the surviving or acquiring entity (by virtue of securities issued as consideration for the Corporation's acquisition) immediately after such acquisition in substantially the same ownership proportion as immediately prior to such acquisition, or (ii) a sale or other disposition of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in subsections (b), (c), (d), (e), (f) and (g) of this Section 5.2 and shall entitle the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred (collectively, the "Series Preferred") to receive at the closing of such merger, reorganization or sale, the respective amounts payable to such holders as specified in subsections (b), (c), (d), (e), (f) and (g) above.

    As used herein, "Change of Control" means any Fundamental Transaction (as defined below) other than (A) a Fundamental Transaction in which the beneficial owners of the Corporation's then outstanding voting securities immediately prior to such transaction beneficially own securities representing 50% or more of the aggregate voting power of the then outstanding voting securities of the resulting or acquiring corporation (or any parent thereof) or their equivalent if other than a corporation, after the consummation of such transaction, or (B) a migratory merger having the sole effect of changing the jurisdiction of incorporation of the Corporation.

    As used herein, "Fundamental Transaction" means that the Corporation shall, directly or indirectly, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another entity; (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another person or entity; (c) be the subject of a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the persons or entities making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer); or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination).

            (i)    Appraisals.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of any shares of Preferred Stock and the holders of Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of Preferred Stock or Common Stock of the appraiser's valuation.

          5.3   Voting.

            (a)   Vote Other than for Directors.    Except as required by law or as otherwise provided herein, the shares of Series Preferred shall be voted together with the Corporation's Common Stock at any annual or special meeting of the shareholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, and shall have the voting rights and powers equal to the voting rights of the Common Stock, upon the following basis: The holder of each share of Common Stock issued and outstanding shall have one vote for each share so held, and each holder of shares of Series Preferred, regardless of series, shall be entitled to such number of votes for the Series Preferred held by the holder on the record date fixed for such meeting, or, if no record date is established, at the date such vote is taken or on the effective date of any such written consent, as shall be equal to the whole number of shares of Common Stock of the Corporation into which the holder's shares of Series Preferred are convertible immediately after the close of business on the record date fixed for such meeting, the date of such vote, or the effective date of such written consent. Holders of Common Stock and Series Preferred shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of the Series Preferred shall not, however, be permitted, and any fractional voting rights that would otherwise result shall (after aggregating all shares into which shares of Series Preferred held by each holder could be converted) be rounded down to the nearest whole number. Except as specifically set forth herein (including pursuant to Section 5.3(b)(iii) below) or as otherwise required by law, the holders of the Mandatorily Convertible Preferred shall not be entitled to any voting rights with respect to such shares of Mandatorily Convertible Preferred.

            (b)   Number of Directors and Voting for Directors.

                (i)  The authorized number of directors of the Corporation shall be eight (8). For so long as an aggregate of at least 5,000,000 shares (as proportionately adjusted for stock splits, stock dividends and other recapitalizations) of Series B, C, D and D-1 Preferred are outstanding, (i) the holders of the Series A Preferred and the Common Stock, voting together as a single class as provided in subsection (a) above, shall be entitled to elect two (2) directors (each, a "Series A/Common Director"); (ii) the holders of shares of

      Series B, C, D and D-1 Preferred, voting as a single class, shall be entitled to elect four (4) directors (each, a "Series B/C/D/D-1 Director"); and (iii) the holders of the Series Preferred and the holders of Common Stock, voting as a single class as provided in subsection (a) above, shall be entitled to elect the remaining directors. If less than an aggregate of 5,000,000 shares (as proportionately adjusted for stock splits, stock dividends and other recapitalizations) of the Series B, C, D and D-1 Preferred shall remain outstanding, then all directors shall be elected by the holders of Series Preferred and Common Stock, voting as a single class as provided in subsection (a) above. Every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected by such stockholder multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (a) the names of such candidate or candidates have been placed in nomination prior to the voting and (b) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates in the class to which they are entitled to elect who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

               (ii)  Removal of Directors/Filling of Vacancies.

                (1)   Removal.    Any director may be removed from office at any time with or without cause by the vote or consent of the holders of the outstanding class or classes with voting power entitled to elect such director; provided, however, that unless the entire class is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized in such class at the time of such director's most recent election were then being elected.

                (2)   Vacancy.

                  a.     Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a Series B/C/D/D-1 Director shall be filled only by the vote or written consent of the holders of a majority of the outstanding Series B, C, D and D-1 Preferred, voting together as a single class, except that in the case of removal of a Series B/C/D/D-1 Director, any written consent to fill such vacancy shall be executed by the holders of all of the outstanding Series B, C, D and D-1 Preferred. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a Series A/Common Director shall be filled by the vote or written consent of the holders of the Series A Preferred and Common Stock voting as provided in subsection (a) above, except that in the case of removal of a Series A/Common Director, any written consent to fill such vacancy shall be executed by the holders of all of the outstanding Series A Preferred and Common Stock. Any vacancy occurring because of the death, resignation or removal of a director elected by the vote of the Common Stock and the Series Preferred shall be filled by the vote or written consent of the holders of the Series Preferred and the Common Stock voting as provided in subsection (a) above, except that in the case of removal of such a director, any written consent to fill such vacancy shall be executed by the holders of all of the outstanding Series Preferred and Common Stock. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a Mandatorily Convertible Preferred Director (as defined below) shall be filled only by the vote or written consent of the holders of a majority of the outstanding shares of Mandatorily Convertible Preferred, voting together as a single class, except that in the case of removal of a Mandatorily Convertible Preferred Director, any written consent to fill such vacancy shall be executed by the holders of all of the outstanding Mandatorily Convertible Preferred.

                  b.     At any time or times that the Corporation is subject to Section 2115(b) of the California General Corporation Law (the "CGCL"), if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then:

                        i.  Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

                       ii.  The Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

             (iii)  Notwithstanding anything to the contrary set forth in subsection (i) above, beginning upon the occurrence of:

                (1)   a Minor Triggering Event (as defined below) and continuing until the earlier of (i) the conversion or redemption of all outstanding shares of Mandatorily Convertible Preferred or (ii) the occurrence of a Major Triggering Event (as defined below), (x) the holders of Mandatorily Convertible Preferred shall be entitled to elect two (2) directors; (y) the holders of the Series A Preferred and the Common Stock, voting together as a single class as provided in subsection (a) above, shall be entitled to elect two (2) Series A/Common Directors; and (z) the holders of shares of Series B, C, D and D-1 Preferred, voting as a single class, shall be entitled to elect four (4) Series B/C/D/D-1 Directors. If less than an aggregate of 5,000,000 shares (as proportionately adjusted for stock splits, stock dividends and other recapitalizations) of the Series B, C, D and D-1 Preferred shall remain outstanding, then, (x) the holders of Mandatorily Convertible Preferred shall be entitled to elect two (2) directors; and (y) all remaining directors shall be elected by the holders of Series Preferred and Common Stock, voting as a single class as provided in subsection (a) above.

                (2)   a Major Triggering Event and continuing until the conversion or redemption of all outstanding shares of Mandatorily Convertible Preferred, (x) the holders of Mandatorily Convertible Preferred shall be entitled to elect five (5) directors; (y) the holders of the Series A Preferred and the Common Stock, voting together as a single class as provided in subsection (a) above, shall be entitled to elect one (1) Series A/Common Director; and (z) the holders of shares of Series B, C, D and D-1 Preferred, voting as a single class, shall be entitled to elect two (2) Series B/C/D/D-1 Directors. If less than an aggregate of 5,000,000 shares (as proportionately adjusted for stock splits, stock dividends and other recapitalizations) of the Series B, C, D and D-1 Preferred shall remain outstanding, then, (x) the holders of Mandatorily Convertible Preferred shall be entitled to elect five (5) directors; and (y) all remaining directors shall be elected by the holders of Series Preferred and Common Stock, voting as a single class as provided in subsection (a) above.

      All directors elected by the holders of the Mandatorily Convertible Preferred pursuant to this Section 5.3(b)(iii) shall be referred to herein as the "Mandatorily Convertible Preferred Directors". All other directors of the Corporation shall continue to be appointed pursuant to subsection (i) above. For purposes of clarification, holders of Series Preferred shall not be entitled to vote for the election or (for so long as any shares of Mandatorily Convertible Preferred remain outstanding) removal of any director elected pursuant to this subsection (iii).

              (iv)  Each of the following events shall constitute a "Minor Triggering Event" for purposes of this Amended and Restated Certificate of Incorporation:

                (1)   the failure by the Corporation to pay to any holder of Mandatorily Convertible Preferred all cash dividends payable on any Dividend Payment Date that occurs after the second anniversary of the Original Issuance Date within 60 days of such Dividend Payment Date;

                (2)   a default, which is not cured in 60 days, under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined below) for money borrowed by the Corporation or any of its Subsidiaries (as defined below) (or the payment of which is guaranteed by the Corporation or any of its Subsidiaries), whether such Indebtedness or guarantee exists on the Original Issuance Date, or is created thereafter, provided that such default:

                  a.     is caused by a failure to pay principal or a premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                  b.     results in the acceleration of such Indebtedness prior to its express maturity,

        and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been accelerated, aggregates $5,000,000 or more;

                (3)   a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against the Corporation or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a party determined by the Board of Directors to be credit-worthy shall not be included in calculating the $5,000,000 amount set forth above so long as the Corporation provides the holders of Mandatorily Convertible Preferred, upon request, with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the holders of a majority of the outstanding shares of Mandatorily Convertible Preferred) to the effect that such judgment is covered by insurance or an indemnity and the

        Corporation will receive the proceeds of such insurance or indemnity within 60 days of the issuance of such judgment; or

                (4)   the Corporation breaches or violates in any material respect any covenant, agreement, representation or warranty in (A) the Subscription Agreement dated on or about the Original Issuance Date by and among the Corporation and the holders of the Mandatorily Convertible Preferred (the "Subscription Agreement"), (B) the Registration Rights Agreement dated on or about the Original Issuance Date by and among the Corporation and the holders of the Mandatorily Convertible Preferred or (C) this Amended and Restated Certificate of Incorporation, and such breach or violation continues for a period of at least 60 days after written notice thereof to the Corporation from holders of at least 25% of the outstanding shares of Mandatorily Convertible Preferred.

               (v)  Each of the following events shall constitute a "Major Triggering Event" for purposes of this Amended and Restated Certificate of Incorporation:

                (1)   the continuance of an existing Minor Triggering Event or the occurrence of a new Minor Triggering Event following the fourth anniversary of the Original Issuance Date;

                (2)   the Corporation fails to redeem all shares of Mandatorily Convertible Preferred on the Final Redemption Date (as defined below);

                (3)   the Corporation or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due; or

                (4)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is not vacated, set aside or reversed within 60 days that (A) is for relief against the Corporation or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Corporation or any of its Subsidiaries or (C) orders the liquidation of the Corporation or any of its Subsidiaries.

              (vi)  The following defined terms shall have the following meanings for purposes of this Amended and Restated Certificate of Incorporation:

                (1)   "Contingent Obligation" means any direct or indirect liability, contingent or otherwise, of a person or entity with respect to any indebtedness, lease, dividend or other obligation of another person or entity if the primary purpose or intent of the person or entity incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto;

                (2)   "Indebtedness" means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including, without limitation, "capital leases" in accordance with Generally Accepted Accounting Principles ("GAAP") (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, under GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (g) any amount raised by acceptance under any acceptance credit facility; (h) receivables sold or discounted (other than within the framework of factoring, securitization or similar transaction where recourse is only to such receivables or proceeds); (i) any derivative transaction; (j) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding commercial letters of credit issued in the ordinary course of business); (k) all indebtedness referred to in clauses (a) through (j) of this paragraph secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any person or entity, even though the person or entity which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (l) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above; and

                (3)   "Subsidiary" means with respect to any person or entity, any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such person or entity (regardless of whether such equity is owned directly or through one or more other Subsidiaries of such person or entity or a combination thereof).

          5.4   Conversion Rights.    The holders of Preferred Stock shall have conversion rights as follows:

            (a)   Conversion Price.

                (i)  Each share of Series Preferred shall be convertible into the number of shares of Common Stock that results from dividing its respective Original Purchase Price (as defined below) by its respective Conversion Price (as defined below) in effect at the time of conversion. Each share of Mandatorily Convertible Preferred shall be convertible into the number of shares of Common Stock that results from dividing (A) the sum of (i) the Mandatorily Convertible Preferred Original Issue Price plus (ii) all accrued and unpaid dividends on such share of Mandatorily Convertible Preferred at the rate specified in Section 5.1(a) whether or not such dividends have been declared, plus (iii) any additional dividends declared and unpaid on such share of Mandatorily Convertible Preferred, by (B) the Conversion Price of the Mandatorily Convertible Preferred.

               (ii)  As used herein, the Series A Original Purchase Price for each share of Series A Preferred shall be Twenty-Five Cents ($0.25), the Series B Original Purchase Price for each share of Series B Preferred shall be One Dollar and Forty-Seven Cents ($1.47), the

      Series C Original Purchase Price for each share of Series C Preferred shall be Three Dollars and Fifty Cents ($3.50), the Series D Original Purchase Price for each share of Series D Preferred shall be Ten Dollars ($10.00), the Series D-1 Original Purchase Price for each share of Series D-1 Preferred shall be Three Dollars and Fifty Cents ($3.50) and the Mandatorily Convertible Preferred Original Purchase Price for each share of Mandatorily Convertible Preferred shall be One Thousand Dollars ($1,000.00). Such Original Purchase Prices shall be subject to proportional adjustment from time to time to reflect stock splits, stock combinations, stock dividends and other recapitalizations affecting the shares of such series of Preferred Stock.

             (iii)  The price at which shares of Common Stock shall be deliverable upon conversion of the Preferred Stock (the "Conversion Price") shall initially be Twenty-Five Cents ($0.25) per share for Series A Preferred, One Dollar and Forty-Seven Cents ($1.47) per share for Series B Preferred, Three Dollars and Fifty Cents ($3.50) per share for Series C Preferred, Ten Dollars ($10.00) per share for Series D Preferred and Three Dollars and Fifty Cents ($3.50) per share for Series D-1 Preferred. The Conversion Price of the Mandatorily Convertible Preferred shall be determined at the time of the conversion of such shares of Mandatorily Convertible Preferred and shall be determined as follows:

                (1)   In the event that any shares of Mandatorily Convertible Preferred are converted into shares of Common Stock pursuant to paragraph (b) below, the Conversion Price of the Mandatorily Convertible Preferred shall be equal to Eleven Dollars and Seventy Cents ($11.70) per share (the "Maximum Conversion Price"); or

                (2)   In the event that the Mandatorily Convertible Preferred is converted into shares of Common Stock pursuant to paragraph (c)(i) below in connection with a Qualifying IPO, the Conversion Price of the Mandatorily Convertible Preferred shall be equal to lesser of (a) the Maximum Conversion Price and (b) the greater of (i) Seven Dollars and Eighty Five Cents ($7.85) per share (the "Minimum Conversion Price") and (ii) 87.5% of the initial price per share to the public of Common Stock issued and sold by the Corporation in a Qualifying IPO.

      The initial Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as provided herein.

            (b)   Voluntary Conversion.    Each share of Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock of the Corporation pursuant to Section 5.4(a) above, at the option of the holder thereof exercised by delivery of a written notice to the Secretary of the Corporation, and delivery of certificates as provided herein.

            (c)   Automatic Conversion.

                (i)  Each share of Mandatorily Convertible Preferred shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price for such share of Mandatorily Convertible Preferred, in the manner provided herein, in the event of the closing of a Qualifying IPO. In the event of an offering described in the preceding sentence, the person(s) entitled to receive the Common Stock issuable upon such conversion of Mandatorily Convertible Preferred shall not be deemed to have converted until immediately prior to the closing of such sale of securities.

               (ii)  Each share of Series Preferred shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective respective Conversion Price for such share of Series Preferred, in the manner provided herein, (i) in the event of the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation and resulting in the receipt by the Corporation (prior to underwriters' commissions and offering expenses) of at least Twenty Million Dollars ($20,000,000) at a purchase price of not less than Ten Dollars ($10.00) per share (as proportionately adjusted to reflect stock splits, stock combinations, stock dividends and other recapitalizations), or (ii) on such date as is approved by the holders of (a) at least a majority of the shares of the Series A Preferred then outstanding, voting together as a separate class, (b) at least two-thirds (2/3) of the shares of the Series B Preferred then outstanding, voting together as a separate class, and (c) at least two-thirds (2/3) of the shares of Series C Preferred, Series D Preferred and Series D-1 Preferred then outstanding, voting together as a separate class. In the event of an offering described in clause (i) above, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted until immediately prior to the closing of such sale of securities.

            (d)   Certificates.    Before any holder of shares of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation's Secretary or its transfer agent, and shall at such time give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 5.4(c), the outstanding shares of Preferred Stock shall be converted automatically without any further action of the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation, and provided further that the Corporation or its transfer agent shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares are either delivered to the Corporation or its transfer agent or, if such certificates have been lost, stolen or destroyed, the shareholder executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation, as soon as practicable thereafter, shall issue and deliver at such office to such holder, certificates for the full number of shares of Common Stock to which such holder shall be entitled. No fractional shares of Common Stock shall be issued by the Corporation. The holder of such fractional shares otherwise issuable shall be issued a check payable to the holder in the amount of any cash amounts, as reasonably determined by the Board of Directors (which, in the case of the Mandatorily Convertible Preferred, shall be based upon the price per share to the public of Common Stock issued and sold by the Corporation in a Qualifying IPO), payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made as of the date of delivery of such notice and surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date. The Corporation shall be responsible for the payment of any stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of the holders of such shares) that may be payable with respect to the issuance and delivery of shares of Common Stock upon conversion of outstanding shares of Preferred Stock.

            (e)   Stock Dividends.    In case the Corporation shall at any time subdivide the outstanding Common Stock, or issue a stock dividend on its outstanding Common Stock, the respective Conversion Prices of the shares of Series Preferred and the Maximum Conversion Price and the Minimum Conversion Price of the Mandatorily Convertible Preferred, immediately prior to such subdivision or the issuance of such stock dividend, shall be proportionately decreased; and in case the Corporation shall at any time combine or consolidate the outstanding shares of Common Stock, by reverse stock split or otherwise, the respective Conversion Prices of the shares of Series Preferred and the Maximum Conversion Price and the Minimum Conversion Price of the Mandatorily Convertible Preferred, immediately prior to such combination shall be proportionately increased. Any such changes shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

            (f)    Adjustments for Distributions.    In the event at any time or from time to time the Corporation makes any distribution to holders of its Common Stock (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities and payable in property or in securities of the Corporation and other than as otherwise adjusted in this Section 5.4), then in such event the holder of each share of Preferred Stock shall receive at the time of such distribution the amount of property or the number of securities of the Corporation that such holder would have received had such holder's shares of Preferred Stock been converted into Common Stock (in the case of the Mandatorily Convertible Preferred, pursuant to Section 5.4(b) above) on the date set for determining the holders of Common Stock entitled to such distribution, or if no such date shall have been set, then on the date of such distribution.

            (g)   Reorganization.    Except as provided in Section 5.2, in the case of any reorganization or any reclassification of the outstanding shares of Common Stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or in the case of any consolidation or merger to which the Corporation is a party (except a merger in which the Corporation is the surviving corporation and which does not result in any reclassification of the outstanding Common Stock of the Corporation), the holder of each share of Preferred Stock then outstanding shall thereafter (or, in the case of the Mandatorily Convertible Preferred, in connection with a Qualifying IPO or a Change of Control) have the right to convert such share into the kind and amount of stock and other securities and property which would have been received upon such reorganization, reclassification, consolidation or merger by a holder of the number of shares of Common Stock of the Corporation into which such share of Preferred Stock was convertible immediately prior to such event. The provisions of this subparagraph (g) shall similarly apply to successive reorganizations, reclassifications, consolidations and mergers.

            (h)   Adjustments to Series B, C D and D-1 Conversion Price for Diluting Issues.

                (i)  Special Definitions. For purposes of this Section 5.4(h), the following definitions shall apply:

                (1)   "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                (2)   "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                (3)   "Additional Shares of Common Stock" shall mean with respect to each series of Senior Preferred, all shares of Common Stock issued (or, pursuant to

        Section 5.4(h)(ii), deemed to be issued) by the Corporation after the Original Issuance Date, other than shares of Common Stock issued or issuable at any time:

                  a.     upon conversion of shares of the Preferred Stock authorized herein;

                  b.     to employees, officers or directors of, or consultants or advisors to, the Corporation pursuant to a stock grant, stock option plan or stock purchase plan or other stock agreement or arrangement approved by the Board of Directors, not to exceed a maximum, under all such grants, plans, agreements or arrangements, of 7,100,000 shares (as proportionately adjusted to reflect stock splits, stock combinations, stock dividends and other recapitalizations), including all such shares issued under such grants, plans, agreements or arrangements prior to the Original Issuance Date;

                  c.     as a dividend or distribution on the Preferred Stock authorized herein;

                  d.     pursuant to Section 5.4(e);

                  e.     pursuant to the exercise of Options granted prior to or concurrently on the Original Issuance Date, or pursuant to the conversion of Convertible Securities issued prior to or concurrently on the Original Issuance Date;

                  f.      shares of Common Stock issued, and shares of Common Stock issued or issuable pursuant to Options issued, pursuant to any equipment leasing arrangement, or debt financing from a bank of similar financial institution approved by the Board, not to exceed a maximum of 200,000 shares (as proportionately adjusted for any stock dividend, combinations, splits, and other recapitalizations), plus such additional number of shares as may be approved by the Board of Directors, and by the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B Preferred, voting together as a separate class, and the holders of at least eighty percent (80%) of the outstanding Series C Preferred, Series D Preferred and Series D-1 Preferred, voting together as a separate class; and

                  g.     shares of Common Stock issued, and shares of Common Stock issued or issuable pursuant to Options and Convertible Securities issued, pursuant to (i) that certain Note and Warrant Purchase Agreement dated on or about August 15, 2005, (ii) that certain Note and Warrant Purchase Agreement dated on or about May 1, 2006 and (iii) that certain Amendment to Promissory Notes dated on or about August 14, 2006.

                (4)   "Senior Preferred" shall mean the Series B, C, D or D-1 Preferred, as the case may be, but shall not include the Series A Preferred or the Mandatorily Convertible Preferred.

               (ii)  Deemed Issue of Additional Shares of Common Stock; Options and Convertible Securities.    In the event the Corporation, at any time or from time to time after the Original Issuance Date, shall issue any Options or Convertible Securities (other than Options or Convertible Securities referred to in Section 5.4(h)(i)(3) above), then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock with respect to such series of Series Preferred issued as of the time of such issue, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  a.     no further adjustment in the relevant Conversion Price(s) shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  b.     if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the amount of consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the relevant Conversion Price(s) computed upon the original issue thereof and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect an appropriate increase or decrease reflecting such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                  c.     upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the relevant Conversion Price(s) computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                        i.  in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                       ii.  in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                  d.     no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the relevant Conversion Price(s) to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date for said deemed adjustment without giving effect to said deemed adjustment, or (ii) the Conversion Price that would have resulted from any actual issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date if said original adjustment had not been made; and

                  e.     in the case of any Option which expires by its terms not more than thirty (30) days after the date of issue thereof, no adjustment of any Conversion Price shall be made until the expiration or exercise of such Option, whereupon such adjustment shall be made as of the date such Option was granted and otherwise in the same manner as provided in clause (C) above.

             (iii)  Issuance of Additional Shares of Common Stock for Less than Senior Preferred Conversion Price.    If at any time or from time to time after the Original Issuance Date, the Corporation shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.4(h)(ii)), other than as a dividend or other distribution on any class of stock as provided in Section 5.4(e) above, for consideration per share less than the then existing Conversion Price of the respective series of Senior Preferred (the "Senior Preferred Conversion Price"), then and in each such case the then existing Senior Preferred Conversion Price for that series shall be adjusted as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Senior Preferred Conversion Price for that series by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale (assuming for this purpose that all outstanding Options and Convertible Securities are then converted into Common Stock), plus (B) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Senior Preferred Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale (assuming for this purpose that all outstanding Options and Convertible Securities are then converted into Common Stock) plus the number of such Additional Shares of Common Stock so issued.

              (iv)  Determination of Consideration.    For purposes of this Section 5.4(h), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  a.     Cash and Property.    Such consideration shall:

                        i.  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation (before commissions or expenses), excluding amounts paid or payable for accrued interest or accrued dividends;

                       ii.  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                     iii.  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

                  b.     Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.4(h)(ii) shall be determined by dividing:

                  (x)   the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                  (y)   the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (i)    Available Shares.    The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

            (j)    Notices.    Any notices required by the provisions of this Section 5.4 to be given to the holders of Preferred Stock shall be deemed given at the time deposited in the United States mail, first-class postage prepaid and addressed to each holder of record at its address appearing on the books of the Corporation.

            (k)   No Impairment.    Without obtaining the requisite consent of the holders of the outstanding shares of Preferred Stock as provided for herein or otherwise in accordance with applicable law, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.4.

            (l)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of any Conversion Price of the Series Preferred or the Maximum Conversion Price or Minimum Conversion Price of the Mandatorily Convertible Preferred, in each case pursuant to this Section 5.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series Preferred.

            (m)  Prior Notice.    In the event that the Corporation shall propose at any time:

                (i)  to declare any dividend or distribution (other than by purchase of Common Stock of employees, officers and directors pursuant to the termination of such persons or pursuant to the Corporation's exercise of rights of first refusal with respect to Common stock held by such persons) upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii)  to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

             (iii)  to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock;

              (iv)  to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; or

               (v)  to otherwise effect a Fundamental Transaction;

      then, in connection with each such event, the Corporation shall send to each holder of the Preferred Stock:

                (1)   at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or, in the case of the Series Preferred, for determining rights to vote in respect of the matters referred to in (i) and (ii) above; and

                (2)   in the case of the matters referred to in (iii), (iv) and (v) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          5.5   Preferred Stock Protective Provisions.

            (a)   In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mandatorily Convertible Preferred, voting together as a single class, shall be necessary for effective or validating the following actions:

                (i)  Any sale, lease or other transfer of any property or assets of the Corporation or any Subsidiary to, or any purchase, lease or acquisition of any property or assets of the Corporation or any Subsidiary from, or other engagement in any other transactions by the Corporation or any Subsidiary with, any of the Corporation's Affiliates (as defined below), except for (a) transactions in the ordinary course of business at prices and on terms and conditions no less favorable to the Corporation or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties (as determined by a majority of the Corporation's directors not interested in any such transaction); (b) customary employment compensation arrangements (including the issuance of securities or other payments or grants in cash, securities or otherwise, such arrangements as determined by a majority of the Corporation's directors not interested in any such transaction); (c) transactions solely between or among the Corporation and its consolidated Subsidiaries or between two or more Subsidiaries; (d) payment of reasonable and customary fees to non-employee directors (as determined by a majority of the Corporation's directors not interested in any such transaction); (e) any payments or other transactions pursuant to any tax sharing agreement between the Corporation and any other member of its consolidated group for tax purposes or (f) any amendment, modification or waiver of the agreements previously entered into between the

      Corporation and Guidant Investment Corporation/Boston Scientific Corporation in connection with the Corporation's existing credit facility with Guidant Investment Corporation/Boston Scientific Corporation which is approved by a majority of the Corporation's directors, provided that any such amendments, modifications or waivers are no less favorable to the Corporation than could be obtained on an arm's-length basis from unrelated third parties (as determined by a majority of the Corporation's directors not interested in any such transaction). The following will not be deemed to be transactions with Affiliates and, therefore, will not be subject to the provisions of this paragraph: any agreement or actions thereunder in effect as of the Original Issuance Date or any amendment, supplement, restatement, replacement, renewal, extension, refinancing thereof or thereto (so long as the renewed or replaced agreement is not materially more disadvantageous to the Corporation or such Subsidiary than the original agreement in effect on the Original Issuance Date as determined by a majority of the Corporation's directors not interested in any such transaction) or any transaction contemplated thereby.

      As used herein, "Affiliates" shall mean any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with the Corporation. Without limiting the generality of the foregoing, the Corporation's Affiliates will include each of its directors and officers and any person or entity owning, or having the right to acquire, 10% or more of any class of the Corporation's capital stock.

               (ii)  any Fundamental Transaction that results in the conversion, or the mandatory exchange, of the Mandatorily Convertible Preferred for any other security, asset or property, whether by way of merger, combination, consolidation or other transaction or event, other than a migratory merger having the sole effect of changing the jurisdiction of incorporation of the Corporation or a Change of Control.

             (iii)  Any direct or indirect creation, incurrence, issuance, assumption, or guarantee by the Corporation or any of its Subsidiaries, or the Corporation or any of its Subsidiaries otherwise becoming directly or indirectly liable, contingent or otherwise, with respect to any Indebtedness, other than (a) any Indebtedness existing on the Original Issuance Date ("Current Indebtedness") and (b) Permitted Indebtedness (as defined below).

      As used herein "Permitted Indebtedness" shall mean any (a) Indebtedness assumed by the Corporation in connection with the acquisition of PDSHeart, Inc. ("PDSHeart") (and the Indebtedness of PDSHeart existing at the time of the acquisition of PDSHeart) or Indebtedness, existing at the time of acquisition, of any future company acquired by the Corporation; (b) borrowings made pursuant to any revolving line of credit, provided that such borrowings shall be used only for working capital needs and shall not exceed an aggregate of $4,000,000 during the period commencing on the Original Issuance Date and ending on the date that all shares of the Mandatorily Convertible Preferred are no longer outstanding; (c) refinancing of the Current Indebtedness or of Indebtedness permitted under clauses (a) and (b) of this paragraph, provided that the principal amount(s) outstanding under such Current Indebtedness or Indebtedness after such refinancing is equal to or less than the principal amount(s) outstanding under such Current Indebtedness or Indebtedness prior to such refinancing, and provided further that the terms and conditions of such refinancing have been approved by a majority of the Corporation's directors not interested in any such transaction; (d) capital leases and purchase money indebtedness with amounts outstanding at any one time not to exceed $2,000,000; and (e) operating leases approved by a majority of the Corporation's directors.

              (iv)  Any direct or indirect creation, incurrence, issuance, assumption or sufferance by the Corporation or any of its Subsidiaries of the existence of any Lien (as defined below) of any kind upon or in any property or assets (including accounts and contract rights) owned by the Corporation or any of its Subsidiaries on the Original Issuance Date or thereafter acquired, except Permitted Liens (as defined below).

      As used herein, "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      As used herein, "Permitted Lien" shall mean (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (c) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings and any banker's liens rights of set off or similar rights or remedies as to deposit accounts or other funds maintained with a creditor depository institution, (d) any Lien arising out of pledges or deposits under workers' compensation laws, unemployment insurance and other social security legislation, (e) any Lien created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (f) utility easements, building restrictions and similar encumbrances against real property, (g) other Liens incidental to the normal conduct of the business of the Corporation or any of its Subsidiaries or the ownership of its or their property, which are not incurred in connection with the incurrence of indebtedness and which do not in the aggregate materially impair the use of such property in the operation of the business, (h) any Lien existing on the Original Issuance Date, (i) any Lien in property of the Corporation or any of its Subsidiaries or in rights relating thereto to secure any rights granted with respect to such property in connection with the provision of all or a part of the purchase price or cost of the construction of such property, (j) the extension, renewal or replacement of any Lien permitted by clauses (h) and (i) of this paragraph in respect of the same property, (k) lease or subleases granted in the ordinary course of business or as approved by a majority of the Corporation's directors, and (l) any Liens securing Permitted Indebtedness.

               (v)  Any direct or indirect redemption, defeasement, repurchase, repayment or payment on, by the payment of cash, property or otherwise (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), or any dividend or other distribution made in respect of, any shares of capital stock of the Corporation or any of its Subsidiaries. The foregoing shall not restrict (a) dividends and distributions from a Subsidiary of the Corporation to the Corporation or to another Subsidiary; (b) any dividend, distribution or other payment on or with respect to any capital stock of the Corporation to the extent payable solely in capital stock of the Corporation; (c) payments required to be paid under this Amended and Restated Certificate of Incorporation with respect to the Mandatorily Convertible Preferred; (d) repurchases of the Corporation's capital stock from its or any of its Subsidiaries'

      employees or directors (or their hears or estates) upon death, disability or termination of employment or service and the exercise of stock options by employees or directors pursuant to the terms of any stock option, restricted stock or stock incentive plan in effect as of the Original Issuance Date, in an aggregate amount to all employees or directors (or their hears or estates) not to exceed $2,000,000 in any calendar year; (e) any redemption, retirement, repurchase or other acquisition of capital stock of the Corporation with net cash proceeds received by the Corporation from the substantially concurrent sale of the Corporation's capital stock (other than to a Subsidiary); and (f) any issuance of Common Stock in exchange for any outstanding shares of capital stock of the Corporation;

              (vi)  Any direct or indirect sale, assignment, transfer, conveyance or other disposition by the Corporation or any Subsidiary of any property or assets other than (i) in the ordinary course of business or (ii) dispositions of assets outside the ordinary course of business with an aggregate sales price of not more than $2,000,000 in any calendar year; provided that the restriction in this paragraph shall not prohibit a sale of assets that constitutes a Fundamental Transaction;

             (vii)  Any increase in the authorized number of directors;

            (viii)  Any authorization, designation or issuance of any equity securities of the Corporation or any other securities convertible into equity securities of the Corporation other than as specifically set forth in subsection (A), (B), (D) or (E) of Section 5.4(h)(i)(3) or the issuance of shares of Mandatorily Convertible Preferred pursuant to the Subscription Agreement or the issuance of such securities in connection with a Qualifying IPO;

              (ix)  Any waiver of compliance with any provision of this Amended and Restated Certificate of Incorporation relating to the Mandatorily Convertible Preferred not otherwise subject to section (b) below;

               (x)  Any waiver of any past breach of any obligation of the Corporation to the holders of the Mandatorily Convertible Preferred or its consequences, except the failure to pay the Redemption Price (as defined below) upon the redemption of Mandatorily Convertible Preferred or the failure to pay accrued dividends on the Mandatorily Convertible Preferred or in respect of any provision under this Amended and Restated Certificate of Incorporation which specifically requires the consent of the holders of 100% of the outstanding shares of Mandatorily Convertible Preferred;

              (xi)  Any amendment or waiver related to the definition of a Qualifying IPO; and

             (xii)  Any other change to the rights, preferences and privileges of the Mandatorily Convertible Preferred that are not otherwise covered by subsection (b) below and that would require the affirmative vote of the holders of a majority of the outstanding shares of Mandatorily Convertible Preferred under Delaware General Corporation Law.

            (b)   In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of 100% of the outstanding shares of Mandatorily Convertible Preferred, voting together as a single class, shall be necessary for effective or validating any amendment, modification or restatement to this Amendment and Restated Certificate of Incorporation that result in any of the following actions:

                (i)  Any reduction to the Mandatorily Convertible Preferred Liquidation Preference;

               (ii)  Any reduction in the rate of payment of dividends on the Mandatorily Convertible Preferred or any alteration of the timing of the payment of dividends on the

      Mandatorily Convertible Preferred, in each case as set forth in this Amended and Restated Certificate of Incorporation;

             (iii)  Any reduction in the Redemption Price or any amendment or modification in a manner adverse to the holders of the Mandatorily Convertible Preferred of the Corporation's obligation to pay the Redemption Price.

              (iv)  Any modification of the place, manner or currency of payment of dividends on the Mandatorily Convertible Preferred or the Redemption Price (as defined below);

               (v)  Any change to the Final Redemption Date (as defined below);

              (vi)  Any alteration or modification of the right to convert, or receive payment with respect to, a share of Mandatorily Convertible Preferred, or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Mandatorily Convertible Preferred;

             (vii)  Any modification of the ranking of the Mandatorily Convertible Preferred in a manner adverse to the holders thereof; or

            (viii)  Any amendment to Section 5.5(a) above or this Section 5.5(b).

            (c)   For so long as an aggregate of at least 5,000,000 shares (as adjusted for stock splits, stock dividends and other recapitalizations) of Series B, C, D and D-1 Preferred are outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B Preferred, voting together as a separate class, and the holders of at least eighty percent (80%) (except for the action described in (vi) below, as to which sixty-six and two-thirds percent (66 2/3%) shall be required) of the outstanding Series C Preferred, Series D Preferred and Series D-1 Preferred, voting together as a separate class, shall be necessary for effecting or validating the following actions:

                (i)  Any amendment, alteration, or repeal of any provision of the Bylaws of the Corporation which materially and adversely affects the Series B, C, D or D-1 Preferred;

               (ii)  Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock of the Corporation, whether by means of an amendment to the Corporation's Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise;

             (iii)  Any authorization or any designation, whether by means of an amendment to the Corporation's Amended and Restated Certificate of Incorporation or by merger, consolidation, reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series B, C, D or D-1 Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

              (iv)  Any redemption, repurchase, payment of dividends or other distributions with respect to the Common Stock or Preferred Stock (except for distributions upon liquidation pursuant to Sections 5.2(a), (b), (c), (d) and (e) and acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer);

               (v)  Any agreement or transaction by the Corporation regarding a sale, lease or other disposition of all or substantially all of the assets of the Corporation, a license of the Corporation's core technology on an exclusive basis or an Acquisition (as defined below);

              (vi)  Any voluntary dissolution, liquidation or winding up of the Corporation; or

             (vii)  Any change in the authorized number of directors.

      As used herein, "Acquisition" shall mean (x) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred or (y) any reorganization, merger or consolidation in which the Corporation is not the surviving entity, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation.

            (d)   For so long as any shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B Preferred, voting as a single class, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Corporation which alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred, whether by means of an amendment to the Corporation's Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise.

            (e)   For so long as any shares of Series C Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding Series C Preferred, voting as a single class, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Corporation which alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series C Preferred, whether by means of an amendment to the Corporation's Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise.

            (f)    For so long as any shares of Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding Series D Preferred, voting as a single class, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Corporation which alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series D Preferred, whether by means of an amendment to the Corporation's Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise.

            (g)   For so long as any shares of Series D-1 Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding Series D-1 Preferred, voting as a single class, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Corporation which alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series D-1 Preferred, whether by means of an amendment to the Corporation's Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise.

          5.6   Redemption of Mandatorily Convertible Preferred.

            (a)   The Corporation shall be obligated to redeem the Mandatorily Convertible Preferred as follows:

                (i)  If any shares of Mandatorily Convertible Preferred remain outstanding as of the fourth anniversary of the Original Issuance Date (the "Final Redemption Date"), the Corporation shall redeem on the Final Redemption Date, to the extent it may lawfully do so, all outstanding shares of Mandatorily Convertible Preferred by paying in cash an amount (as proportionately adjusted for stock splits, stock dividends and other recapitalizations) for each share of Mandatorily Convertible Preferred equal to the sum of (i) the Mandatorily Convertible Preferred Original Purchase Price, plus (ii) all accrued and unpaid dividends on each such share of Mandatorily Convertible Preferred at the rate specified in Section 5.1(a), plus (iii) any additional dividends declared and unpaid on each such share of Mandatorily Convertible Preferred. The total amount to be paid for the Mandatorily Convertible Preferred is hereinafter referred to as the "Redemption Price."

               (ii)  At least thirty (30) days but no more than sixty (60) days prior to the Final Redemption Date, the Corporation shall send a notice (a "Redemption Notice") to all holders of Mandatorily Convertible Preferred setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Final Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

            (b)   On or prior to the Final Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company which is located in the City of New York, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after the Final Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. The balance of any funds deposited by the Corporation pursuant to this Section 5.6(b) remaining unclaimed at the expiration of one year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

            (c)   On or after such Redemption Date, each holder of shares of Mandatorily Convertible Preferred shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. The Redemption Price shall be paid to the holders of the Mandatorily Convertible Preferred in United States dollars by check, or if the amount to be paid to any single holder is in excess of $2,000,000, by wire transfer to an account maintained by such holder at a bank located in the City of New York. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Final Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of shares of Mandatorily Convertible Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that the shares of

    Mandatorily Convertible Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Mandatorily Convertible Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

          5.7   No Reissuance of Mandatorily Convertible Preferred.

          Any shares of Mandatorily Convertible Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Mandatorily Convertible Preferred.

          5.8   Lost or Stolen Certificates.

          Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any certificates representing shares of Preferred Stock and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the certificates representing shares of Preferred Stock, the Corporation shall execute and deliver new certificates representing such shares of Preferred Stock of like tenor.

V.

        1.     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

        2.     The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

        3.     Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VI.

        For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        1.     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation. Subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation, each director shall serve until her successor is duly elected and qualified or until her death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

        2.     Subject to the rights of the holders of any series of Series Preferred that may come into existence from time to time, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation subject to the terms of this Certificate of Incorporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

        3.     The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

        4.     No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, by written consent or electronic transmission of stockholders in accordance with the Bylaws.

        5.     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders herein are granted subject to this reservation.

*  *  *  *

        FOUR:    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

        FIVE:    This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

        IN WITNESS WHEREOF, CardioNet, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on February 21, 2008.

/S/ ARIE COHEN Arie Cohen, Chief Executive Officer

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARDIONET, INC.

        CARDIONET, INC., a Delaware corporation (the "Corporation"), does hereby certify that:

        FIRST: The name of the Corporation is CardioNet, Inc.

        SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is April 18, 2007 under the name CardioNet (Delaware), Inc.

        THIRD: Section 1 of Article IV of the Corporation's Amended and Restated Certificate of Incorporation shall be amended to add the following sentence at the end of such section:

  "Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every two shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the "Reverse Split"); provided, however, that this Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation."

        FOURTH: This Certificate of Amendment has been duly approved by the Corporation's Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL") and was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

        IN WITNESS WHEREOF, CardioNet, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 5th day of March, 2008.

CARDIONET, INC.

By:	/s/ ARIE COHEN Arie Cohen Chief Executive Officer

QuickLinks

  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARDIONET (DELAWARE), INC.
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARDIONET, INC.